Exhibit 99.3

PROMISSORY NOTE

(TERM NOTE 5 Reducing Revolver)

Note Date: January 12, 2009	$5,000,000.00

Maturity Date:  September 1, 2011

FOR VALUE RECEIVED, DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Five Million and no hundredths Dollars ($5,000,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of September 25, 2000, as it may have been amended, from time to time.  This promissory note is a modification or substitution for the TERM NOTE described therein, as well as a modification or substitution of a previously executed TERM NOTE 5.  All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL.  Interest on the principal amount outstanding shall accrue at a rate (the “RATE”) fifty (50) basis points above the BASE RATE in effect from time to time until maturity, and three per cent (3%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. Provided, however, at no time shall the RATE be less than five (5%) percent per annum.  For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”.

Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE.  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REVOLVING FEATURE.  BORROWER will pay BANK an unused commitment fee of thirty-seven (37bps) basis points, assessed quarterly in arrears against the unused portion of the note amount. Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00.  The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.

Provided, however, the CONSTRUCTION LOAN AGREEMENT has additional provisions for payment of EXCESS CASH FLOW each year to BANK, and for the reduction of the aggregate principal amount of borrowing available hereunder.

INCENTIVE PRICING.  The interest rate applicable to this promissory note is subject to reduction In the event that BORROWER maintains, as measured quarterly, the following ratios, the interest rates will be reduced accordingly, for the subsequent quarter:

If the Ratio of INDEBTEDNESS to
NET WORTH is:	Interest rate will be:

Equal to or greater than 1.01 : 1.00	BASE RATE plus 50 basis points
Greater than .75 : 1.00, but less than 1.01 : 1.00	BASE RATE plus 25 basis points
Less than or equal to .75 : 1.00	BASE RATE plus 0 basis points

PREPAYMENT.  The BORROWER may prepay this promissory note in full or in part at any time.

If BORROWER elected to fix interest rate accrual as set forth above, any prepayment of that portion of the outstanding loan balance held against a matched source of funds will require BORROWER’s payment of a breakage fee to BANK sufficient to make BANK whole for any expenses related to breaking fixed interest rates.

ADDITIONAL TERMS AND CONDITIONS. The CONSTRUCTION LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives  presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

DAKOTA ETHANOL, L.L.C.

By	/s/ Brian Woldt
Brian Woldt,
Chairman of the Board of Governors

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF LAKE	)

On this 16 day of January, 2009, before me, the undersigned, a Notary Public, personally appeared Brian Woldt, Chairman of the Board of Governors of Dakota Ethanol, L.L.C., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

9-22-2013	/s/ Alan May
Notary Public